EXHIBIT 10.1

CITIZENS. INC.
SERVICES AGREEMENT

This Agreement (“Agreement”) shall be effective as of August 2, 2024 (“Effective Date”) and is made by and between Robert M. Mauldin III, a North Carolina resident (“Consultant”), and Citizens, Inc., a Colorado corporation, or its assignee (“Company”).

In consideration of the mutual promises and covenants made herein by each party to the other, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.SERVICES. Beginning on the Effective Date, Consultant agrees to perform the services (“Services”) set forth on the Statement of Work (“SOW”) set forth on Appendix A, attached hereto, or any future SOW made a part hereof. Consultant’s principal contact at the Company (the “Company Contact”) shall be the person designated on the SOW unless notified otherwise by Company in writing. If and to the extent that the Services required Consultant receive and use Personally Identifiable Information (“PII”) on behalf of Citizens, the Vendor Information Security Addendum shall apply to this Agreement.

2.COMPENSATION. In consideration of the Services provided by Consultant hereunder and delivery of the Work Product hereunder, Company agrees to pay Consultant as set forth on the SOW. The compensation set forth in this Section 2 shall be the sole compensation Consultant shall be entitled to in connection with the Services hereunder and the Company’s use and/or exploitation of the Work Product.

3.WORK MADE FOR HIRE FOR THE COMPANY

3.1The Services being performed by Consultant are done at Company’s request, on behalf of the Company, and any and all results, materials, and/or deliverables created by Consultant, physical or intangible in form, including, but not limited to, any created prior to the date of execution and commencement of Agreement and in anticipation of execution of this Agreement, pursuant to, or as a result of, the Services and/or this Agreement shall be considered work product (“Work Product”) that shall be owned by the Company and, to the extent applicable, shall be considered a work made for hire for the Company within the meaning of the copyright laws of the United States and any foreign jurisdiction recognizing such right of authorship. To the extent that the Work Product is not deemed to be a work made for hire, Consultant hereby assigns to the Company all right, title and interest in and to the exclusive rights to the Work Product, and any derivative products based upon, derived from, or incorporating any such the Work Product (“Derivative Work”), free from any claims of Consultant, or any third party; such exclusive rights shall include, but shall not be not limited to: (i) the copyrights, trademarks, patents, and other rights in any such Work Product or Derivative Work; (ii) any existing registrations or applications for trademarks, copyrights, patents, or other rights relating to any such Work Product or Derivative Work, and any renewals or extensions thereof; (iii) the exclusive right to obtain, register and renew the copyrights, trademarks, patents, or other rights or copyright, trademark, patent or other rights protection in any such Work Product or Derivative Works; (iv) all income, royalties, damages, claims and payments now or hereafter due or payable with respect to any such Work Product or Derivative Work; and (v) all causes of action in law or equity, past and future, for infringements or violation of such Work Product or Derivative Work or any of the rights hereto, and any recoveries resulting thereof.

3.2At any time and upon Company’s request, Consultant shall execute an assignment of rights in a form reasonably acceptable to Company evidencing the foregoing transfer, and/or Consultant hereby authorizes and appoints Company as Consultant’s attorney-in-fact, coupled with an interest, to prepare and sign all documents on Consultant’s behalf which may be required to obtain full copyright, trademark or other legal benefits, including, but not limited to, registrations, extensions and renewals. The Company shall have the right to register, in the office of the Register of Copyrights of the United States, the United States Patent Trademark Office, and in any other jurisdiction, all or any part of this Agreement in excised form, the Work Product, and any assignment thereto in Company’s or an affiliate of Company’s name as the owner thereof.

3.3The rights assigned to the Company hereunder shall give Company or any third party designated by the Company, the unlimited right to manufacture, sell, sublicense or otherwise use or exploit the Work Product and/or any Derivative Works in perpetuity, by any method in which the Company desires, and to use any trademarks, trade names or labels in connection therewith. Consultant also waives any moral or “droit moral” rights to the Work Product and any Derivative Works.

4.WARRANTIES

4.1Consultant Warranties. Consultant hereby represents and warrants that:

(a)Consultant has the right and authority to enter into this Agreement, to fully perform all obligations hereunder, and the performance of the Services will not violate any other agreement or restrictions imposed upon Consultant;

(b)Consultant has the right to transfer all rights in Consultant’s Work Product hereunder. All Services shall be provided by either employees of Consultant or consultants who have entered into written agreements with Consultant, and in all cases any person or entity performing any of the Services on behalf of Consultant has executed an agreement with Consultant allowing Consultant the right to assign the Work Product to the Company hereunder;

(c)Consultant shall, at all times, use its best efforts to take all responsible steps to guard against data security breaches;

(d)Consultant shall ensure that the Services shall be provided in a professional manner, and shall be of a high grade, nature, and quality; and

(e)Consultant shall follow the written directions of the Company Contact and diligently pursue completion of the tasks assigned to Consultant hereunder.

4.2Company Warranties. Company warrants and represents that Company is a Colorado corporation and has the right and authority to enter into this Agreement and to fully perform all of its obligations hereunder. Company will provide Consultant with the support services set forth on the SOW.

5.CONFIDENTIALITY; NON-INTERFERENCE.

5.1Confidentiality. Consultant shall keep all information relating to this Agreement and the Company confidential, including, but not limited to, the terms and conditions of this Agreement, all information and materials belonging to, used by, or in the possession of the Company relating to its products, processes, services, technology, inventions, patents, ideas, contracts, financial information, developments, business strategies, pricing, current and prospective customers, marketing plans, and trade secrets of every kind and character, including without limitation any PII (collectively, the “Citizens Confidential Information”). Consultant acknowledges and agrees that, in the event of a breach of this Section 5, Company shall have no adequate remedy in money or damages and, accordingly, shall be entitled to preliminary, permanent and other injunctive relief without having to post bond or prove irreparable injury. The provisions of this Section 5 shall survive the termination of this Agreement.

5.2Non-Interference. During the term of this Agreement and for a period of 24 months thereafter (the “Non-Interference Period”), Consultant shall not: (i) divert or attempt to divert from the Company any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers, licensees, franchisees, or customers or any other person having a business relationship with Company, or (ii) employ, solicit for employment, or recommend for employment any person employed by the Company.

6.INDEMNIFICATION.

6.1By Consultant. Consultant will indemnify and hold Company and its directors, officers, employees and agents harmless from and against any and all liabilities, losses, damages, costs and expenses, including, but not limited to, reasonable attorneys’ fees, collectively “Claims”, arising out of (i) Consultant’s inability to grant Company the rights to the Work Product or assign the Work Product as required hereunder; or (ii) Consultant’s breach of the covenants in Article 5.

6.2By Company. Company will indemnify and hold Consultant harmless from and against any and all Claims arising from actions taken by Company or its directors, officers, employees and agents, including without limitation Claims arising from Company’s international business model.

7.INTENTIONALLY OMITTED

8.TERMINATION

8.1Either the Company or the Consultant can terminate the Agreement at any time and for any reason upon fifteen (15) days advance written notification. Additionally, the Company may terminate this Agreement immediately for cause. Upon termination, the Company shall pay Consultant for all Services performed through the date of termination in accordance with the payment terms set forth on the applicable SOW.

8.2Upon termination pursuant to the terms set forth herein, in addition to all of its other rights, Company shall have the right to require Consultant to (i) destroy or (ii) deliver to Company all of Consultant’s work product in progress with respect to the Services and all items created under or received as a result of this Agreement. To the extent applicable, Consultant acknowledges and agrees that prompt delivery of such work product in progress and other materials described in this Section within seven (7) days of termination shall be deemed condition precedent to any payment by Company due to Consultant with respect to any Services completed by Consultant at the time of such termination, if any. No termination or cancellation of this Agreement shall in any way affect or impair the Company’s rights to utilize any and all materials created by Consultant pursuant to this Agreement and to complete, develop, publish, manufacture, license, distribute and sell any product, or any derivative works of any product, which may be related in any way to Consultant’s Services hereunder.

9.ASSIGNMENT. This Agreement and the Appendices will be binding on the parties’ respective successors and permitted assigns. Consultant’s services are unique and personal in nature and Company has engaged Consultant as a result of Consultant’s expertise relating to such Services. Consultant, therefore, agrees that he will not assign, sell, transfer, delegate or otherwise dispose of this Agreement or any right, duty or obligation under this Agreement without the Company’s prior written consent. Nothing in this Agreement shall prevent the assignment by the Company of this Agreement or any right, duty or obligation hereunder to any third party.

10.RELATIONSHIP BETWEEN COMPANY AND CONSULTANT. Consultant is an independent consultant. Consultant will not be entitled to compensation for Services except as provided in the Agreement. Neither Company nor Consultant shall be deemed to be partners or agents of the other. Consultant shall not hold himself out to any person or entity as an employee, officer or agent of the Company. Consultant shall not have authority to bind the Company or enter into agreements on behalf of the Company unless Consultant receives written approval from the Company Contact.

11.GENERAL

11.1All notices and statements shall be in writing and shall, together with any payments, be delivered personally by hand delivery or by United States Postal Service, certified, return receipt requested, Federal Express or other nationally recognized receipted overnight or courier service, postage prepaid, or sent by a confirmed (confirmation report printed) e-mail with follow up copy sent by the aforesaid means (failure to send follow up copy by other means shall be deemed failed delivery of notice), to the intended party at the address set forth at on the signature page of this Agreement (unless notification of a change of address is given in writing). Notice shall be deemed delivered upon the date of personal delivery or e-mail transmission or the date of delivery as indicated by Federal Express or other nationally recognized receipted overnight or courier service, or the date indicated on the return receipt from the United States Postal Service.

11.2This Agreement and the Appendices shall be construed in accordance with the laws of the United States and the State of Texas. The parties hereto agree that any dispute arising out of or relating to this Agreement shall be instituted and prosecuted exclusively in the federal or state courts of competent jurisdiction located in Travis County, Texas, and the parties hereto irrevocably submit to the jurisdiction of said courts and waive any rights to object to or challenge the appropriateness of said forums. Consultant hereby agrees to accept service of process pursuant to the notice provisions hereunder and waives any and all objections to venue, jurisdiction or service of process. CONSULTANT FURTHER WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY.

11.3Except as otherwise provided in this Agreement and/or the Appendices, this Agreement and/or the Appendices can be modified, amended, or any provision waived only by a written instrument signed by an authorized officer of Company and by Consultant.

11.4This Agreement, combined with the Appendices attached hereto, is the entire Agreement between the parties in connection with the subject matter of the Agreement and Appendices; it incorporates, replaces and supersedes all prior agreements, promises, proposals, representations, understandings and negotiations, written or not between the parties in connection therewith.

11.5In the event any one or more of the provisions of this Agreement or Appendices are unenforceable, it will be stricken from this Agreement, but the remainder of the Agreement and Appendices will be unimpaired, provided the stricken provisions do not adversely affect the provision of Services or Company’s or the Company’s ownership of the work product. The headings in this Agreement are for purposes of reference only.

11.6This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.7The provisions of Sections 3, 5, 6, 10 and 11.2 shall survive the termination and/or expiration of this Agreement.

11.8Except as otherwise provided in this Agreement, each party’s rights and remedies herein or otherwise shall be cumulative and none of them shall be in limitation of any other right or remedy in law and/or equity.

11.9Failure by either party, in any one or more instances, to enforce any of its rights in connection with this Agreement, or to insist upon the strict performance of the terms of this Agreement or its Appendices, shall not be construed as a waiver or a relinquishment of any such rights for future breach or enforcement thereof.

11.10In the event that the Company is required to hire counsel or pursue litigation in order to enforce its rights or any of the terms and conditions of this Agreement, in the event the Company prevails, it shall be entitled to collect all costs incurred in such dispute, including reasonable attorneys’ fees.

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, and intending to be legally bound, have executed this Agreement on the date first written above.

CONSULTANT:

By: /s/ Robert M Mauldin III

Name:        Robert M Mauldin III

Address:     2932 Polo Ridge Ct.
Charlotte, NC 28210

Email:         robert.mauldin@citizensinc.com

COMPANY: CITIZENS, INC.

By: /s/ Jon Stenberg

Name:        Jon Stenberg
Title:        Chief Executive Officer

Address:    11815 Alterra Pkwy, Floor 15
Austin, TX 78758

APPENDIX "A"
STATEMENT OF WORK

Beginning on the SOW Effective Date, Consultant shall provide the following Services:

1.Scope of Engagement

Strategic Sales Consultant

•Consultant Duties

◦Strategic consultation and advisement
◦Product design and enhancement consultation
◦International Market Expansion and Business Development
◦International Relationship Management
◦Coordinate with Company’s marketing lead to help with international marketing needs
◦Security Plan Steering Committee chair

•Travel as needed, including international travel to provide the Services

It is anticipated that Consultant will provide the Services for 8 full days per month.

Company Contact: Jon Stenberg

2.Payment Terms

For providing the Services, Consultant shall be paid as follows:

(1)Beginning on September 1, 2024, a monthly retainer in the amount of $2,500 (the “Retainer”); and
(2)A daily Service Fee in the amount of $2,282 per full day of Services provided (the “Service Fee”).

At the Company’s option, Consultant shall be paid the Retainer Fee on the Company’s normal payroll cycle, which is currently on the 15th and the last day of each month. The Retainer Fee shall be paid in arrears, i.e., the September 15th payment shall be $1,250 for the period from September 1 to September 15; the September 30 payment shall be $1,250 for the period from September 16 to September 30, etc.

Consultant shall invoice the Company for the “Services Fee” at the end of each month, or more frequently if agreed by the Company Contact, and Company shall pay all undisputed portions of each invoice within 15 days of receipt. Each invoice shall provide reasonable detail as to Services provided.

Additionally, Consultant shall be reimbursed (or at the Company’s option, paid in advance) for reasonable travel expenses related to performance of the Services. Airfare for international travel shall be limited to reimbursement of up to $2,500 unless prior written approval received from Company Contact to exceed this amount. Reimbursement of any spousal travel costs require prior written approval of Company Contact. All such expenses shall be documented with reasonable detail on an invoice provided to Company. Consultant shall provide receipts for expenses as required by the Company’s travel and expense policies.

The Compensation described above shall be the sole compensation that Consultant is entitled to for the provision of Services hereunder. Consultant shall not be entitled to, without limitation, any Company benefits.